EXHIBIT 21.1        SUBSIDIARIES OF THE REGISTRANT

                                        Jurisdiction of         % of Voting
                                       Incorporation or      Securities Held at
Name of Corporation                      Organization         December 31, 1998

Consolidated Subsidiaries
  TioPro, LLC                              Nevada                   80%
  TIMET Capital Trust I                    Delaware                 100%
   TIMET Millbury Corporation              Oregon                   100%
         TIMET Castings Corporation        Delaware                 100%
  TIMET Finance Management Company         Delaware                 100%
  TIMET FSC, Ltd.                          Barbados                 100%
  TIMET UK Ltd.                            United Kingdom           100%
         TIMET UK (Export) Ltd.            United Kingdom           100%
         TIMET Savoie, SA                  France                   70%
         TIMET Germany Holding GmbH        Germany                  100%
            TIMET Germany GmbH             Germany                  100%
            LASAB Laser Applikations-Und
                       Bearbitungs, GmbH   Germany                  100%
 Titanium Hearth Technologies, Inc.        Delaware                 100%
 TMCA International Inc.                   Delaware                 100%
        Loterios SpA                       Italy                    100%

Unconsolidated Affiliates
  MZI, LLC                                 Oregon                   33%
  TiComp, Inc.                             Delaware                 40%
  Titanium Memory Systems, Inc.            California               28%

  ValTimet SAS                             France                   46%